Exhibit 99.(a)

CORPORATE OFFICE

37	North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD FIRST QUARTER RESULTS
—Sales Increase 27%, Net Income Increases 30%—
—Raising 2006 Earnings Estimates—

Paoli, PA, April 20, 2006 – AMETEK, Inc. (NYSE: AME) today announced first quarter results that established records for sales, operating income, net income and diluted earnings per share.

AMETEK’s first quarter 2006 sales of $423.9 million were up 27% over the same period of 2005. Operating income for the first quarter of 2006 was $70.8 million, a 32% increase from the $53.6 million recorded in the same period of 2005. Net income in the first quarter of 2006 increased 30% to $40.3 million, or $.57 per diluted share, from the first quarter 2005 level of $31.0 million, or $.44 per diluted share.

“AMETEK had an outstanding quarter which exceeded our expectations,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Strong internal growth of 9%, combined with the contributions from acquired businesses enabled us to grow the top-line by 27%. Operating income margin was up 70 basis points and net income was up 30% as we translated the top-line growth into bottom-line performance,” he commented.

Electronic Instruments Group (EIG)
For the 2006 first quarter, EIG sales increased 31% to $236.4 million. Operating income was $47.7 million, compared with $36.3 million in the first quarter of 2005, an increase of 32%. Operating margins for the quarter improved to 20.2%, from 20.0% in the first quarter of 2005.

“EIG had a great first quarter. Sales were up on strong core growth in our power, process and analytical, and aerospace businesses together with the contribution from the acquisitions of SPECTRO, Solartron and Pulsar Technologies. Operating income was up 32%, benefiting from the top-line growth and continued focus on operational excellence improvements,” said Mr. Hermance.

Electromechanical Group (EMG)
For the first quarter of 2006, EMG sales were $187.4 million, a 22% increase over the same period of 2005. Operating income of $32.0 million was up 31% from the $24.4 million recorded in the same period of 2005. Operating margins for the quarter were 17.0%, compared with 16.0% in the first quarter of 2005.

“EMG also had a great first quarter. Sales were up nicely, driven by solid core growth in both our differentiated and cost-driven businesses and the acquisition of HCC Industries. Profitability was strong as a result of the increased volume and our operational excellence initiatives,” commented Mr. Hermance.

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AMETEK ACHIEVES RECORD FIRST QUARTER RESULTS

2006 Outlook
“We expect 2006 to conform to our long-term business model of mid-single digit core growth combined with approximately 10% acquisition growth, yielding a mid-teen percentage growth in overall revenue. Acquisition growth will be driven by the full-year impact of the SPECTRO, Solartron, HCC Industries and Pulsar Technologies acquisitions,” commented Mr. Hermance. “Given our strong first quarter results and the expectation of continued strength in our markets, we have raised our estimated earnings to a range of $2.30 to $2.35 per diluted share, an increase of 19% to 21% over the 2005 level of $1.94 per diluted share.”

“Our second quarter 2006 sales are expected to be up in the high teens on a percentage basis from last year’s second quarter. We expect second quarter earnings will be approximately $.57 to $.59 per diluted share, an increase of 16% to 20% over last year’s second quarter,” concluded Mr. Hermance.

Accounting for Stock Options
The above operating results reflect the adoption of FAS 123R for expensing stock options under the modified retrospective method. Results for 2005 have been adjusted on this basis.

Conference Call
AMETEK, Inc. will Web cast it’s First Quarter 2006 investor conference call on Thursday, April 20, 2006, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of $1.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share amounts)

	Three months ended
	March 31, (Unaudited)
	2006	2005 (a)

Net sales	$423,867	$334,096

Expenses:
Cost of sales, excluding depreciation	292,768	234,176
Selling, general and administrative	50,812	38,027
Depreciation	9,486	8,331
Total expenses	353,066	280,534

Operating income	70,801	53,562
Other (expenses) income:
Interest expense	(10,088)	(7,632)
Other, net	(737)	158

Income before income taxes	59,976	46,088
Provision for income taxes	19,718	15,117

Net income	$40,258	$30,971

Diluted earnings per share	$0.57	$0.44

Basic earnings per share	$0.58	$0.45

Average common shares outstanding:
Diluted shares	71,123	69,951

Basic shares	69,892	68,704

Dividends per share	$0.06	$0.06

(a)	Results for 2005 have been adjusted to reflect the retrospective application of FAS 123R to expense stock options, which was adopted effective January 1, 2006. The retrospective application reduced 2005 net income by $1.1 million, or $0.02 per diluted share.

AMETEK, INC.
INFORMATION BY BUSINESS SEGMENT (Unaudited)
(In thousands)

	Three months ended
	March 31,
	2006	2005 (a)

Net sales

Electronic Instruments	$236,439	$180,921
Electromechanical	187,428	153,175

Total Consolidated	$423,867	$334,096

Operating income

Electronic Instruments	$47,712	$36,250
Electromechanical	31,952	24,442

Total segments	79,664	60,692
Corporate and other	(8,863)	(7,130)

Total Consolidated	$70,801	$53,562

(a)	Operating income for 2005 has been adjusted to reflect the retrospective application of FAS 123R to expense stock options, which was adopted effective January 1, 2006. The retrospective application reduced 2005 operating income by $1.5 million.

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Current assets:
Cash, cash equivalents
and marketable securities	$48,123	$43,788
Receivables, net	289,957	269,395
Inventories	207,809	193,099
Other current assets	53,817	50,025

Total current assets	599,706	556,307

Property, plant and equipment, net	225,689	228,450
Goodwill, net	799,578	785,185
Other intangibles, investments and other assets	222,855	210,658

Total assets	$1,847,828	$1,780,600

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current
portion of long-term debt	$139,225	$156,130
Accounts payable and accruals	281,510	249,662

Total current liabilities	420,735	405,792

Long-term debt	478,372	475,309
Deferred income taxes and
other long-term liabilities (a)	91,108	89,978
Stockholders’ equity (a)	857,613	809,521

Total liabilities and stockholders’ equity	$1,847,828	$1,780,600

(a)	Amounts for 2005 have been adjusted to reflect the retrospective application of FAS 123R, which was adopted effective January 1, 2006. The retrospective application reduced deferred income taxes and increased stockholders’ equity by $4.0 million.